Exhibit 10.2
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MANAGING DIRECTOR AGREEMENT
This Managing Director Agreement (“Agreement”) is between BearingPoint Australia Pty. Ltd. (“BearingPoint”) and David Hunter (“You” and all similar references) as of March 13, 2008 (the “Effective Date”):
1.	Employment/Exclusive Services. You accept employment as a Managing Director of BearingPoint from the Effective Date on the terms and conditions of this Agreement (including the attached Exhibits). Your duties as Managing Director will be advised to you from time to time. You agree to: (a) devote your professional time and best effort to BearingPoint’s business and to refrain from professional practice other than on BearingPoint’s behalf; (b) perform all assigned work faithfully and to the best of your ability at such times and places as BearingPoint designates; (c) abide by all policies of BearingPoint, current and future, including the EEO policy attached as Exhibit A, and the Anti-Harassment policy attached as Exhibit B, as amended from time to time; (d) comply with the Confidentiality and Intellectual Property Agreement attached as Exhibit C; (e) abide by the terms of the Consent Form, concerning personal data, attached as Exhibit D; and (f) agree to, and abide with, the list of Competitive Businesses, attached as Exhibit E. By executing this Agreement, you represent and confirm that you are not bound by any covenant restricting you from being employed at BearingPoint or from performing your duties under this Agreement.

2.	Hours. You are employed on a full time basis and are required to work 38 hours each week during BearingPoint’s ordinary business hours. However, you may also be requested to work reasonable additional hours as necessary to perform your duties. You acknowledge that working additional hours is part of your role and that this has been taken into account in setting your compensation.

3.	Compensation and Benefits. As of the Effective Date, the initial terms and conditions of your compensation are set forth in your Employment Letter. The amount and form of your compensation shall be subject to modification at the discretion of BearingPoint. Further:
a.	During your employment, you may be eligible to participate in employee compensation or benefit plans (including group medical), incentive award programs, and employee stock option or purchase plans, and to receive other benefits that BearingPoint makes generally available to employees in your position. At its discretion, BearingPoint may amend or discontinue any of these benefits, including its plans and programs.

b.	Company superannuation contributions shall be made in accordance with the minimum contributions required by legislation, as amended and in force from time to time.

c.	As a condition of receiving any stock options or other equity awards, you will be required to enter into a separate stock option or other agreement that will provide (among other things) for the termination of your stock options or other equity awards, and a payment to BearingPoint or its designee of some or all of your gain, if you violate any part of Sections 1(d), 5, 6, 7 and/or Exhibit C of this Agreement. You also agree and authorize BearingPoint to deduct or withhold from your base salary or other compensation amounts which are owed to BearingPoint or for any other lawful purpose.

d.	Any bonus or incentive compensation plan or agreement offered to you shall not form a part of this Agreement.

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4.	Expenses. BearingPoint will reimburse you for all authorised, reasonable travel and out of pocket expenses incurred and approved in the course of performing your duties and in accordance with BearingPoint’s expense reimbursement policy.

5.	Duty of Loyalty. You acknowledge and agree that you owe a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of BearingPoint and not to injure the business, interests, or reputation of BearingPoint. You understand and agree that you will not divert business from BearingPoint to a Competitive Business, prepare for a future competitive venture or engage in self-dealing while in BearingPoint’s employ. In keeping with these duties, you shall make full disclosure to BearingPoint of all business opportunities pertaining to BearingPoint’s business and shall not appropriate for your future benefit business opportunities of BearingPoint.

6.	Conflicts of Interest. You understand and agree that any direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial or consulting activities, which might in any way adversely affect BearingPoint, involves a possible conflict of interest. Consistent with your fiduciary duties to BearingPoint, you agree that you shall not knowingly become involved in a conflict of interest with BearingPoint or upon discovery of such a conflict, permit it to continue. You also agree to disclose promptly to BearingPoint’s General Counsel any facts which might involve such a conflict of interest that has not been approved by BearingPoint’s Board of Directors.

7.	Covenants. In consideration of your employment, special training, access to Proprietary Information and eligibility for stock options or other equity awards, you agree to the following obligations that you acknowledge are reasonably designed to protect BearingPoint’s legitimate business interests without unreasonably restricting your ability to earn a living after leaving BearingPoint.
a.	Non-Disclosure. To assist you in performing your duties, BearingPoint agrees to provide you with special training regarding its business methods and access to certain confidential and proprietary information and materials belonging to BearingPoint and to third parties, including its Clients and Prospective Clients who have furnished information to BearingPoint. You will be entrusted with business opportunities of BearingPoint and placed in a position to use and develop business goodwill on BearingPoint’s behalf. You agree that all of this non-public and/or commercially sensitive information, including the identities of BearingPoint’s Clients and Prospective Clients and their key decision makers or other client or prospect lists, is “Proprietary Information” as defined in Exhibit C. In keeping with the obligations imposed by Exhibit C, you agree that you will not, at any time during or after your employment at BearingPoint, make any unauthorized disclosure of BearingPoint’s Proprietary Information to any third party or otherwise use such Proprietary Information to BearingPoint’s competitive disadvantage.

b.	Non-Competition. While employed with BearingPoint and for the Restraint Period after your termination or resignation, for whatever reason, you will not, directly or indirectly, on your own behalf or on behalf of a Competitive Business (as specified in Exhibit E), in the Restraint Area: (i) engage in, be employed by, or affiliated with a Competitive Business in which you perform the same or similar duties or responsibilities or provide comparable services that you performed or provided while employed as a Managing Director of BearingPoint Australia Pty. Ltd. and/or Chief Operating Officer of BearingPoint, Inc.; (ii) offer to provide to any Client or Prospective Client similar services in the same line of business to those which you conducted, provided or offered to provide while employed by BearingPoint; (iii) render advice or services to, or otherwise assist, any Competitive Business in rendering advice or services similar to that advice or services offered or provided by BearingPoint through you or your business unit to any Client or Prospective Client; (iv) divert or attempt to divert any Client or Prospective Client from BearingPoint to a Competitive Business; (v) transact any business with any Client or Prospective Client which, in any manner, would have, or is likely to have, an adverse effect upon BearingPoint’s existing or prospective business relationships; and/or (vi) develop, acquire or maintain an ownership interest in a Competitive Business, save that ownership of less than 5% of the outstanding capital stock of a publicly traded Competitive Business shall not be a violation of this provision. If BearingPoint abandons a particular aspect of its business (i.e., ceases providing such services with the intention to permanently refrain from such aspect of the business), then this covenant shall not apply to such former aspect of BearingPoint’s business.

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c.	Non-Solicitation of Clients and Prospective Clients. During your employment with BearingPoint and for the Restraint Period after your termination or resignation, for whatever reason, you agree not to take any action to, or do anything reasonably intended to, solicit any Client or Prospective Client on your own behalf or on behalf of a Competitive Business (as specified in Exhibit E) or otherwise influence or attempt to influence any Client or Prospective Client to cease or refrain from doing business, or reduce the Client’s business, with BearingPoint. The term “solicit” includes any direct or indirect approach, verbal or written, to a Client or Prospective Client containing an offer, announcement, request, petition, solicitation or other entreaty that asks, urges, encourages, invites, moves or otherwise persuades a Client or Prospective Client to contact or respond to you or a Competitive Business for business purposes. You understand and agree that impermissible solicitation includes, but is not limited to, informing any Client or Prospective Client of your intent to form or join a Competitive Business or announcing to any Client or Prospective Client your departure from BearingPoint or your forming or joining a Competitive Business. You also agree not to make any public or private false, derogatory or disparaging comments about BearingPoint (or its employees) to any Clients or Prospective Clients or act in any manner that could reasonably be expected to result in damage to the goodwill or business reputation of BearingPoint.

d.	Non-Solicitation of Employees. While employed with BearingPoint and for the Restraint Period after your termination or resignation, for whatever reason, you agree not to hire, employ, solicit for employment or attempt to hire (or assist a Competitive Business in doing so) any employee, contractor or office holder of BearingPoint or any former employee, contractor or office holder who left BearingPoint within 12 months before or after your termination or resignation. This prohibition applies to any direct or indirect, written or verbal, contact for employment purposes and includes, but is not limited to, notice of alternative job opportunities, responses to employee inquiries, referrals to hiring managers or providing employee identity, contact, performance or compensation information to a Competitive Business or its representative. Impermissible solicitation also includes any direct or indirect offer to engage or retain a BearingPoint employee or former employee as an employee, agent, consultant, independent contractor or in any other capacity to perform services for a person or entity other than BearingPoint.
8.	Leave. You are entitled to annual leave; personal leave (which encompasses sick and carer’s leave), long service leave; compassionate leave, and parental leave in accordance with applicable law. All leave should be applied for and taken in accordance with BearingPoint’s leave policy. Your absence on leave counts as service as required by law, but not otherwise.
a.	Annual Leave. Annual leave accrues monthly. As a full time employee, you are entitled to four (4) weeks paid annual leave each year. You are encouraged to take no more than ten (10) consecutive work days annual leave in each year of employment. Where you hold a sufficient leave balance, BearingPoint may direct you to take that leave when BearingPoint shuts down its business or part of its business, such as the period between Christmas and New Year. Further, when you have accrued at least eight (8) weeks leave, BearingPoint may direct you to take a period of annual leave. Upon termination of employment, you shall receive payment for any accrued but untaken annual leave.

b.	Personal Leave. You are entitled to ten (10) days paid personal leave each year. Before granting, during or following any period of personal leave, BearingPoint may require you to provide Satisfactory Evidence confirming your illness or injury; any illness, injury or emergency of, or affecting, a Family Member. Unless you cannot do so because of circumstances beyond your control, you must as soon as practical notify BearingPoint if you will be absent.

c.	Long Service Leave. You are entitled to long service leave in accordance with applicable legislation and BearingPoint may request long service leave be taken.
9.	Remedies. In the event you breach any of the covenants in section 7, BearingPoint may seek appropriate damages and/or injunctive relief preventing or enjoining you from undertaking or continuing to undertake any such activities.

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10.	Definitions.

“BearingPoint” as used throughout this Agreement means BearingPoint Australia Pty. Ltd. and includes any successor to, and/or subsidiary or related or Related Bodies Corporate of BearingPoint Australia Pty Ltd with which you become employed or associated.

“BearingPoint Services” means any services conducted and provided by BearingPoint Australia Pty. Ltd. or BearingPoint, Inc. during your employment including, without limitation, management and information technology services. It shall also mean any services or duties performed by you as the Chief Operating Officer of BearingPoint, Inc.

“Client” means any person, firm, corporation, partnership, association or other entity that is or was a client of BearingPoint and with which you had direct or indirect contact by virtue of and in the course of the twelve (12) months preceding the termination of your employment with BearingPoint or with respect to which you possess information that is proprietary or confidential to BearingPoint or the client.

“Competitive Business” means any person, firm, corporation, partnership, association or other entity that offers services competitive to BearingPoint Services. For purposes of Sections 7(b) and 7(c) above “Competitive Business” means one or more of those entities, and their successors in interest, specified in Exhibit E.

“Family Member” means a member of your immediate family or household as those terms are defined in the Workplace Relations Act 1996 (Cth).

“Prospective Client” means any person, firm, corporation, partnership, association or other entity that is not a Client *(as defined above) but with respect to whom, within twelve (12) months before your termination or resignation, you: (i) conducted, prepared or submitted, or assisted in conducting, preparing or submitting, any proposal or client development or marketing efforts on behalf of BearingPoint (which includes any subsidiary of BearingPoint throughout this definition), or a related or affiliated entity, (ii) had knowledge of or access to Proprietary Information or other commercially sensitive information concerning the prospective client, in connection with your BearingPoint employment; or (iii) as to any person, someone with whom you interacted as a Client while the person was employed by a Client, but who has since changed employers or become employed by a non-Client firm, corporation, partnership, association or other entity in a business decision making role.

“Related Bodies Corporate” has the meaning given in the Corporations Act 2001 (Cth).

“Restraint Area” means:
▪	Within the geographic area in which you provided BearingPoint Services during the twelve (12) months preceding the termination of your employment; or if this is not reasonable

▪	Within Australia; or if this is not reasonable

▪	Within the state or territory in which you provided BearingPoint Services during the twelve (12) months preceding the termination of your employment; or if this is not reasonable

▪	Within the metropolitan areas of Melbourne and/or Sydney, Australia, including all suburbs.
“Restraint Period” means:
▪	Twenty-four (24) months; or if this is not reasonable

▪	Eighteen (18) months; or if this is not reasonable

▪	Fifteen (15) months; or if this is not reasonable

▪	Twelve (12) months; or if this is not reasonable

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▪	Six (6) months; or if this is not reasonable

▪	Three (3) months; or if this is not reasonable

▪	Two (2) months.
“Satisfactory Evidence” means evidence satisfactory to BearingPoint, subject to any restrictions imposed on BearingPoint by law, and may include a medical certificate or statutory declaration, as required by BearingPoint.

“Summary Termination” means BearingPoint shall have the right to terminate your employment, with immediate effect, if, in BearingPoint’s opinion, it is determined you have engaged in certain conduct, including but not limited to:
(a)	engaging in any act or omission which constitutes serious misconduct (including but not limited to willful or deliberate behaviour which is inconsistent with the continuation of this Agreement and conduct that causes serious or imminent risk to health or safety or the reputation, profitability or viability of BearingPoint’s business);

(b)	in the reasonable opinion of BearingPoint, willfully neglecting to perform or carry out your duties, functions and responsibilities in a satisfactory manner;

(c)	engaging in theft, fraud or assault;

(d)	being intoxicated at work;

(e)	committing a serious, material or persistent breach or non-observance of this Agreement;

(f)	becoming bankrupt, or suspending payment, or compounding with, or assigning your estate for the benefit of, your creditors;

(g)	being guilty of conduct which, in the reasonable opinion of BearingPoint, might injure the reputation or business of BearingPoint or bring BearingPoint into disrepute;

(h)	being convicted of an indictable offence or enter a plea of guilty to a charge brought for an indictable offence;

(i)	refusing or neglecting to comply with any lawful and reasonable direction given to you by BearingPoint, or any other person duly authorized by BearingPoint; or

(j)	for any reason being unable to carry out the genuine and reasonable requirements of your position, subject to BearingPoint complying with any applicable legislation.
11.	Termination and Resignation.
a.	Your employment is terminable by BearingPoint, effective immediately or any later date designated by BearingPoint (the “notice period”), upon written notice to you or your address of record.

b.	Under circumstances which, in BearingPoint’s opinion, warrant Summary Termination, BearingPoint may terminate your employment effective immediately, with or without written notice to you or your address of record.

c.	Upon termination of employment by BearingPoint, subject to the terms and conditions of this Agreement, you will be entitled to all earned and unpaid base salary through the termination date. BearingPoint, in its sole discretion, may require you to perform services, as detailed in Section 1 of this Agreement, during the notice period prior to your specified termination date.

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d.	You may voluntarily terminate your employment with BearingPoint upon three (3) months’ prior written notice directed to the Company’s Chief Executive Officer unless the Chief Executive Officer or his designee waives this notice requirement in writing.

e.	You agree to provide all assistance requested by BearingPoint in transitioning your duties, responsibilities and Client and other BearingPoint relationships to other BearingPoint personnel, both during your employment and after your termination or resignation. You understand and agree that all announcements or other communications regarding your termination or departure from BearingPoint and the transition of your work shall be made and handled exclusively by BearingPoint. You further acknowledge and agree that while you are transitioning your duties and responsibilities throughout your notice period, BearingPoint is permitted to replace your position, instruct you to remain available to work as directed, require you to work remotely, and direct you not to perform your day-to-day functions, and instruct you not to communicate with Clients, Prospective Clients or current employees.
12.	Mediation and Arbitration. The parties agree that any and all legally cognizable disputes, claims or controversies arising out of or relating to this Agreement or causes of action arising from your employment or termination therefrom (including individual or collective claims for employment discrimination, harassment, retaliation, wrongful termination, or violations of federal, state, foreign or local law) shall be first submitted to a nationally recognized alternative dispute resolution (ADR) organization acceptable to both you and to BearingPoint for mediation, and if the matter is not resolved through mediation, then it shall be submitted to such organization for final and binding arbitration; The mediation / arbitration proceedings shall be held in the city to which you are assigned, and based on the records of such assignment maintained by BearingPoint. Mediation may be commenced by providing the ADR organization, and the other party a written request for mediation, setting forth the subject of the dispute and the relief requested. Arbitration with respect to the matters submitted to mediation may be initiated by filing a written demand for arbitration at any time following the first mediation session or 45 days after the date of filing the written request for mediation, whichever occurs first. Either party may seek equitable relief prior to the mediation or arbitration to preserve the status quo or to seek relief under Sections 5, 6, 7 and/or Exhibit C of this Agreement. Unless otherwise agreed by the parties, the mediator shall be disqualified from serving as arbitrator. Judgment on the Award may be entered in any court having jurisdiction. The arbitrator may, in the Award, allocate all or part of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees of the prevailing party.

13.	Policies. Except where this Agreement provides otherwise:
a.	any policies or procedures of BearingPoint do not form part of this Agreement and are not intended to be contractual in nature; and

b.	you acknowledge that BearingPoint may vary or rescind any policies or procedures from time to time, in its absolute discretion and without any limitation on its capacity to do so.
14.	Survival. Sections 1(d), 1(e), 3 through 20, and Exhibits C and D shall survive any termination of this Agreement or your employment (including your resignation).

15.	Entire Agreement. This Agreement is the entire agreement between you and BearingPoint regarding these matters and supersedes any present or previous verbal and written agreements, including any previous employment agreement you have had with BearingPoint. In the event of a conflict between the main body of this Agreement and the Exhibits, the main body of the Agreement shall control. This Agreement may be modified only by written agreement signed by you and the Chief Executive Officer or his or her designee. All Section headings are for convenience only and do not modify or restrict any of this Agreement’s terms.

16.	Agreement is Confidential. This Agreement including any amendment is confidential and may not be disclosed by you to any other person, other than for the purpose of obtaining professional legal or accounting advice, without the prior approval of BearingPoint.

17.	Choice of Law. This Agreement shall be governed by the laws of the state of New South Wales, Australia. You and BearingPoint consent to the jurisdiction and venue of any state or federal court in New South Wales and agree that any permitted lawsuit may be brought to such courts or other court of competent

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jurisdiction. Each party hereby waives, releases and agrees not to assert, and agrees to cause its Related Bodies Corporate to waive, release and not assert, any rights such party or its Related Bodies Corporate may have under any foreign law or regulation that would be inconsistent with the terms of this Agreement as governed by such Australian law.

18.	Waiver. Any party’s waiver of any other party’s breach of any provision of this Agreement shall not waive any other right or any future breaches of the same or any other provision.

19.	Severability. If any provision of this Agreement is held invalid or unenforceable for any reason, it shall be severed from this Agreement and its invalidity shall not affect or nullify the validity of the remaining provisions of this Agreement. If any provision of this Agreement is determined to be overly broad in duration, geographical coverage or scope, or unenforceable or unreasonable for any other reason, the parties intend for the restriction to be modified or reformed so as to be reasonable and enforceable and, as so modified, to be fully enforced.

20.	Assignment and Beneficiaries. This Agreement only benefits and is binding on the parties and their respective Related Bodies Corporate, successors and permitted assigns provided that you may not assign your rights or duties under this Agreement without the express prior written consent with the other parties. BearingPoint may assign any rights or duties that it has, in whole or in part, to other affiliated or subsidiary entities without your consent.

21.	Counterparts. For convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original for all purposes.
The parties state that they have read, understood and agree to be bound by this Agreement (including the attached Exhibits) and that they have had the opportunity to seek the advice of legal counsel before signing it and have either sought such counsel or have voluntarily decided not to do so:

BEARINGPOINT AUSTRALIA PTY. LTD.		EMPLOYEE

By:	/s/ F. Edwin Harbach	/s/ David Hunter

(Signature)
Title:	CEO	David Roland Hunter

(Print Employee’s Full Name)
Dated:	3/13/08

(Employee’s ID)

		Dated:	March 13, 2008